Exhibit 99.1

THT Heat Transfer Technology Announces Board Changes

SIPING, CHINA — March 15, 2012 — THT Heat Transfer Technology, Inc. (Nasdaq: THTI) (“THT” or the “Company”), a leading provider of heat exchangers and heat exchange solutions in China’s clean technology industry, today announced that the board of directors (the “Board”) has appointed Mr. Jingxun Chen as an independent non-executive director and chairman of the audit committee, effective March 15, 2012. He replaces Mr. William P. Haus, who has resigned for personal reasons from his position as an independent non-executive director and chairman of the audit committee, effective March 9, 2012.

Mr. Chen has around 15 years’ accounting and auditing experience, from which he has gained extensive knowledge of China, US, Hong Kong and International Financial Reporting Standards (IFRS). After beginning his career as an Auditor with PricewaterhouseCoopers (PwC) in 1997, he was promoted to Senior Auditor in 1999 and remained with PwC until 2004, when he joined Schwartz Levitsky Feldman LLP as Senior Auditor. In 2006, Mr. Chen joined NASDAQ-listed China BAK Battery, Inc., where he offers strategic counsel on finance and accounting related matters in his role as Financial Consultant. Mr. Chen holds a bachelor’s degree in Accounting and Auditing from Shenzhen University, People’s Republic of China.

Chairman and Chief Executive Officer of THT, Mr. Guohong Zhao, said, “I'm pleased to welcome Mr. Chen to our Board. He brings to THT a wealth of experience gained from working at reputable international accountancy firms including Big Four firm PwC, as well as at a China-headquartered, NASDAQ-listed company. Mr. Chen’s strong track record, which includes advising on financial statements prepared according to US and international accounting standards, positions him to offer invaluable guidance to THT. We look forward to drawing on his expertise as we work to continue to meet and exceed the high standards of transparency and disclosure required of a US-listed company. On behalf of the Board, I would also like to thank Mr. Haus for his dedication and contribution to THT’s success. We wish him the best in his future endeavors.”

About THT Heat Transfer Technology, Inc.

Through its Chinese operating subsidiaries, THT Heat Transfer Technology, Inc. designs, manufactures and sells plate heat exchangers, shell-and-tube heat exchangers, heat exchanger units and other heat exchanger products with total heat exchange solutions. Heat exchangers play an integral part in helping customers improve energy efficiency. Used in a number of industries, THT’s products focus on energy conservation, emission reduction and other environmentally friendly applications. Its six major product categories are plate heat exchangers, shell-and-tube heat exchangers, air-cooled heat exchangers, weld plate heat exchangers, heat exchanger units and plate-and-shell heat exchangers. The Company also offers comprehensive heat exchange solutions.

THT’s in-house R&D capabilities enable it to deliver tailored products that better meet the changing demands of its customers. The Company has a strong record of delivering high-quality products and services to leading domestic and international customers. THT has completed over 3,000 projects and has provided heat exchange solutions to several Fortune 500 companies. The Company is headquartered in Siping City, Jilin Province, China. For more information, please visit the Company's website at www.tht.cn.

Contact:

The Company:
Mr. Jack Xiao
Investor Relations Specialist
 THT Heat Transfer Technology, Inc.
Tel:+86 (434) 3266779
Email: IR@tht.cn

Investor Relations (Beijing):
Xiaoyan Su
Taylor Rafferty
Tel: +86 (10) 8588 6722
Email: tht@taylor-rafferty.com

Investor Relations (US):
Kelly Gawlik
Taylor Rafferty
Tel: +1 (212) 889 4350
Email: tht@taylor-rafferty.com